UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2021

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around July 16, 2021.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;

•	prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	the impact of the current COVID-19 pandemic on our business, financial condition, and results of operations;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;

•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions;

•	liability relating to the information and data we collect, store, use, create and distribute or the reports that we publish or are produced by our software products;

•	trends in the financial services industry, including fee compression within the asset and wealth management sectors and increased industry consolidation;

•	an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers;

•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;

•	the failure to recruit, develop, and retain qualified employees;

•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•	our indebtedness could adversely affect our cash flows and financial flexibility; and

•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: June 11, 2021

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through May 31, 2021. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

PitchBook

1.	Client Mix: For PitchBook, could you please provide a breakdown of the ~6,600+ private market firms in terms of firm type in 2020 (venture capital, investment bank, private equity, corporate development, limited partners, debt providers, other service providers, etc.)? Morningstar previously disclosed this data (see below from 2016) and we’d greatly appreciate an update.

Client segments in 2016 vs. client segments in 2021

We modified our client segment categorization in 2019 to align more closely with our updated view of the addressable market and our approach to serving it. Corporate Development is now labeled as Company, Debt Providers are now Lenders, and Other Service Providers now include accounting, consulting, financial advisory, law, and recruiting firms. Other Investors is a new client category that includes firms such as family offices, hedge funds, asset managers, and angel investors -- segments where we are growing.

We still consider our Core Investor client segments to be venture capital, private equity, and investment banks; however, we recently added Other Investors into the Core classification. These four categories currently represent approximately 45% of our total client count. Since 2016, the Company client segment has exhibited the greatest expansion, and now represents about 30% of our total client count. Companies have also been our fastest growing segment in the past 18 months and represents an extension of PitchBook’s customer profile. Companies are more actively seeking and relying on data and workflow tools to help them understand their competitive landscapes, market shifts, and the expansion and contraction of specific verticals. In addition, they use this information to inform investment, M&A and other strategic initiatives. While our client mix has shifted largely due to the increase in Companies, we continue to see strong growth across the Core Investor client segments. Core Investors continue to be our largest source of new business bookings.

2.	Addressable market: For PitchBook, could you please provide a breakdown of the ~50,000 firm addressable market by firm type (per above: venture capital, investment bank, private equity, lenders/debt providers, law firms, accounting firms, etc.) and PitchBook’s estimated penetration within each firm type/vertical (i.e. venture capital, investment bank/intermediary, etc.)? Could you also provide a breakdown of this addressable market by geography if available?

We estimate that our total addressable market is $3.5 billion globally, an increase of approximately 52.2% since the $2.3 billion figure we shared at the 2020 Annual Meeting. Two primary reasons account for the increase: growth in the number of firms included in the Other Investor and Company categories as well as an increase in average revenue per client. As the private markets have become more influential, our pool of potential clients has expanded as more participants engage with PitchBook-supported use cases. As such, use case assumptions feature prominently in our TAM methodology. In order to be included in the TAM, a firm must be active in at least one use case that PitchBook supports (two use cases for Companies). Examples of use cases include comps and valuation work, deal sourcing, market intelligence, raising capital, etc. Incorporating use case assumptions into both our client count and average revenue per client assumptions assures that our estimate of the total addressable market accurately captures prospective clients that are “ready” to fully benefit from PitchBook’s offerings instead of simply representing a “wish list” of clients for whom our offerings may or may not resonate . We do not disclose our estimates of the TAM by geography.

Our Core Investor client segments, which include private equity, venture capital, investment banks, and other investors, currently represent about 34% of the client count assumption we use to size the market, Other Service Providers represent about 28%, and Companies represent about 27%. While still a relatively small percent of our client base, we have also seen strong growth with Limited Partners and continue to build new data, research and features that target workflows specific to this client type. While we do not disclose the exact estimates of our penetration of each category, it is fair to say that our penetration in the Core Investor client segments average in the high-teens for private equity, venture capital, and investment banks. We estimate that within Other Investors, a newer customer category, we have penetration in the mid-single digit range. The same holds true for Other Service Providers and Companies.

3.	Long-term Profit Margin Potential: What is the long-term profitability potential for PitchBook in terms of EBITDA margins if sales were 5x its current size? We understand current profitability by product line is not disclosed; we are interested in understanding what a “steady state” profitability profile for Pitchbook could look like after it has achieved a greater saturation of the market and sales/marketing & investment spending has decreased as a percentage of revenue. If a figure is not available, could you please point to what the appropriate peers / peer margins for PitchBook once it has scaled?

We continue to manage the business by balancing growth and profitability. PitchBook remains in growth-mode and we still believe there are substantial market opportunities for expansion (as evidenced by the large addressable market, we highlighted above). As we continue to expand PitchBook and gain scale, we believe PitchBook’s profile will trend towards that of Morningstar’s broader licensing areas.

We also focus on SaaS metrics at the unit economic level to understand the relationship between what we’re investing in and the resulting return. We continue to increase the lifetime value of our client relationships compared to the cost to acquire and expand those relationships, while also decreasing the cost to service the client. Over time, we expect the cost to acquire an incremental dollar of revenue to increase, while we gain leverage in our ability to efficiently service and support clients.

While we do not disclose product level margins, we gave some insight and estimates regarding the relative ranking of those within Morningstar during our 2020 Annual Meeting of Shareholders. The link to that presentation is here.

4.	Competition: What are the most meaningful changes S&P Capital IQ has taken to close the data or feature/functionality gaps compared with PitchBook on private company data in recent years?

We've observed that Capital IQ continues to pursue a partnership or acquisition strategy to build its private market data sets. Examples of this include partnerships with Preqin and Crunchbase.

We believe PitchBook holds a competitive advantage in the market through our primary and secondary research processes and data coverage of areas important to our customers. Furthermore, in a blind market study we commissioned to assess our brand strength in 2020, firms with a focus on private markets data viewed PitchBook as the best fit within the market (earning 33% of votes); whereas comparatively S&P Capital IQ received the lowest percentage at 7% of the vote.

Finally, we believe that customers choose PitchBook because of the data we provide across both private and public markets. Our private company financing details include pre/post-money valuations and cap tables. We also believe that our platform design is intuitive and easy to use, surfacing only relevant information that is essential to our clients’ workflows. We also pride ourselves on customer service, making help easy to access through customer support or account management teams.

DBRS Morningstar

5.	Credit Data Monetization: DBRS possesses significant credit data, which could be an avenue for high margin revenue monetization. Could you walk through your strategy for integrating DBRS Morningstar credit/fixed income data into Morningstar Data feeds business? How will DBRS data be used to improve your fixed income data? What could the potential revenue opportunity be for this if successful? Is a multi-asset solution (equity + fixed income) on your strategic roadmap, why/why not?

We agree with your thesis that credit data is a growth opportunity for us and consider it to have four separate dimensions. These include:

•	Credit Ratings data: We currently monetize such data through DBRS Morningstar’s RatingsNow product, which automates the delivery of DBRS Morningstar credit ratings through a datafeed that can be integrated into a client’s internal database. RatingsNow provides access to our entire universe of credit ratings, including corporate finance, financial institutions, public finance, sovereigns and structured finance.

•	Credit Research: We currently monetize our proprietary reports and commentaries on issuers and market segments through direct access on dbrsmorningstar.com or through redistributor relationships with Bloomberg, Refinitiv, CreditMonitor and others. These currently represent a modest but growing revenue stream.

•	Fixed income (reference) data: This includes bond issuance data such as issuance volume, bond maturities, identifiers, interest rates, pricing data, T&Cs etc. DBRS Morningstar does not offer a product in this area at present, but some of our structured surveillance reports contain such information. With respect to primary fixed income data, Morningstar’s capabilities have been greatly expanded at the portfolio level through our own internal development and stronger partnerships with third-party vendors.

•	Normalized fixed-income credit data: This includes issuer financials and ratios adjusted in a standardized way for use by fixed-income investors. We are currently working across DBRS Morningstar, Morningstar, and Pitchbook to replace third party sources of financial metrics with our own internal data. Our intent is that DBRS Morningstar’s normalized credit data can also be available through Morningstar Credit Information & Analytics (MCIA), Morningstar, and Pitchbook products in the future.

6.	EMEA expansion: EMEA represents under 25% of DBRS Morningstar pro forma revenue. In what areas (both by country as well as by asset class) are DBRS Morningstar targeting for growth? How does the European business split between “Fundamental” and “Structured Finance” credit ratings? What are Detlef’s plans for growing as a ‘secondary’ rater in each of these areas in EMEA in particular?

Our immediate focus is on maintaining our very good coverage in the European structured markets (outside the CLO space) while building our footprint in fundamental ratings. With our existing ratings coverage of sovereigns and leading banks, our specific objective is to build the demand for corporate ratings used for private placements and middle market lending. From a country perspective, we are already seeing good progress in Spain, Italy and Portugal while momentum is building in France, Germany, the Netherlands and the UK. For the foreseeable future, this offers a lot of potential for adjacent growth in segments already familiar to us.

7.	Relative Margins / Long-term Profit Margin Potential: Could you walk through the relative profitability by region or by “established”/”leading”/”emerging” classification for DBRS Morningstar? Larger credit ratings firms (i.e. Moody’s, S&P) have substantially higher margin profiles than DBRS Morningstar at a larger revenue base / scale – would you kindly walk through at what level of sales investors should expect DBRS Morningstar could achieve a similar margin profile?

While scale definitely matters, we feel comfortable with our profitability in “leading” segments, even as our overall revenue is currently of modest size relative to our larger competitors. In Canada, where we enjoy a leading position, our margins benefit from a higher proportion of fundamental credit ratings, as well as higher proportions of recurring revenue such as surveillance and data product fees. In the US and Europe, our core profitability is lower given the higher percentage of transaction-based business such as structured finance, as well as our ongoing investments to further expand our footprint. Our goal, over time, is to turn more of our “established” market segments into “leading” segments, which we believe will favorably impact our margin profile.

Sustainalytics

8.	Growth/ Recent Performance: The 2020 annual report lists ESG/Sustainalytics as a “high” growth area (p.8 of shareholder letter – the only one in the same category as Pitchbook). Could you please quantify what range “high” growth would entail? Could you walk through your growth strategy for the ESG business and quantify the levers for growth (new customer adoption/subscriptions, pricing, etc.)? What was Sustainalytics’ organic YOY growth rates over the past 3 quarters since closing the transaction? In the most recent 3 quarters, what was your acquired revenue from Sustainalytics (versus other acquisitions in the license business segment)? At what revenue level would you expect to disclose Sustainalytics revenue as a separate product line?

Sustainalytics will not be included in our organic revenue growth calculation until the third quarter of 2021; however, it has been the most material contributor to the acquired revenue that we’ve disclosed in our earnings releases over the past three quarters.

At our recent Annual Meeting of Shareholders, we disclosed that Sustainalytics’ 2020 sales was approximately USD 68 million (sales is a Non-GAAP measure of aggregate annualized contract value during a given year, and includes both recurring and non-recurring items). That sales figure has grown significantly over the past several years. The link to that presentation is here.

Our growth strategy for Morningstar’s ESG business encompasses three main avenues. The first is growing Sustainalytics’ leadership position in ESG-related ratings, research, and data, the second is expanding Sustainalytics’ position in sustainable finance, and the third is integrating Sustainalytics’ IP into Morningstar’s portfolio of offerings. We’re focused, for example, on expanding our ESG-related data and research to wealth management and individual investors, which have been underserved historically. Depending on the nature of the product or solution, Morningstar will benefit from added revenue sources or enhanced product utilization, which ultimately strengthens customer engagement and retention.

9.	Addressable market: Sustainable Bonds/ Loans Issuance is stated at $465 billion and US/EU Sustainable funds AUM is $900 billion – what is the potential addressable revenue dollar opportunity for Sustainalytics? Could you walk through sizing the Total Addressable Market in terms of revenue dollars for Sustainalytics for each of these markets?

We’ve seen market size estimates for ESG that range from several hundred million in U.S. dollars to several billion, which suggests that the scope of the market hasn’t yet been consistently defined given the relatively nascent nature of this fast-growing industry. Furthermore, most published estimates of the ESG market size understandably focus on the institutional investor market, which we believe is too limited a focus. Sustainalytics and Morningstar aim to make ESG investing accessible to all investors, not just professional investors. We also have considerable opportunity in the corporate market, which includes the nascent green/social/sustainability-linked loans market, the ESG supply chain, and ESG benchmarking. All of these areas combined will have an amplifying effect on what we consider our total addressable market to be. We continue to refine our understanding of that addressable market.

10.	Scale: In what ways is Sustainalytics leveraging Morningstar’s infrastructure (technology, scale, reach) to grow its business?

From a technology standpoint, Sustainalytics is leveraging Morningstar’s technology infrastructure in three fundamental ways:

•	At the corporate systems level, Sustainalytics is employing Morningstar’s central technology infrastructure. Since the acquisition, we have integrated Sustainalytics into our communication, collaboration, and knowledge management platforms, and we have prioritized onboarding Sustainalytics into our most critical business process systems.

•	At the technology operations level, we have adopted a set of governance processes, best practices, and tools that will strengthen our technology management processes, including governance of cloud computing assets, incident and change management processes, and security operations. We have already onboarded a consistent subset of these practices and have a clear roadmap to complete this adoption by end of 2021.

•	At the product technology level, we have invested our efforts into streamlining data provisioning and quality control of Sustainalytics’ products by leveraging Morningstar’s enterprise data platform, which includes a data lake and enhanced analytics capabilities. Secondly, Sustainalytics will leverage Morningstar’s expertise and experience in portfolio processing and analytics for ESG reporting and analytics use cases.

From a customer reach standpoint, Morningstar’s platforms have wide distribution capability to the retail wealth customer segment, which is where we intend to increasingly surface and integrate Sustainalytics’ ESG research and data.

11.	Differentiation: MSCI is your most important competitor on a global scale. Could you walk through in what ways is your offering is differentiation from MSCI’s offering? Why would a client choose Sustainalytics vs. MSCI?

The primary differentiator between Sustainalytics and MSCI is that the methodology underpinning Sustainalytics’ ESG Risk Rating takes an absolute approach to highlighting risk, which allows investors to evaluate companies across sectors and geographies using consistent standards. This varies significantly from MSCI’s sector-relative scoring, which is more of a “best in class” approach whereby one company’s score is analyzed only against other similar companies in the same sector. Clients wishing to include or exclude companies (or entire sectors) from their investable universes based on specific ESG characteristics may find the absolute approach more useful.

In addition to ESG Ratings, however, we are able to work with clients across the investment value chain. This starts with the data, ratings, and research required in the pre-investment phase, to portfolio construction when capital is put to work during the investment phase, and then the ongoing monitoring, stewardship, proxy voting, and engagement services we offer during the post-investment phase.

While Sustainalytics’ offerings already spanned the investment value chain for institutional clients, the Morningstar ESG and sustainability product portfolio is useful to both longtime, institutional players in ESG investing and to emerging investing audiences across the individual, advisor, and asset management landscapes.

The combined offering leverages Morningstar’s breadth and depth of coverage and historical reach with the end investor in many ways. Together, our portfolio level ESG ratings provide simple, transparent standards reflecting ESG risk, a system that is consistent across asset classes and geographies, that can be useful to all investor types. For years, advisors, asset managers, and asset owners have leveraged Morningstar’s deep understanding of end investors across data, research, software, and tools, and will now be able to draw on this expertise when building, assessing, and benchmarking ESG-related products.

Finally, we have one of the largest client service staffs in the industry, which we believe builds trust with our clients, gets them the support they need, and ultimately helps us grow together.

12.	Opinions/Rater of Green/Sustainable Bonds: What % of Sustainalytics revenue base today is providing ratings/opinions on sustainable/green bonds and who do you compete against here? Why do you win? How does this overlap (if at all) with DBRS Morningstar credit ratings and in what ways are the two businesses integrated?

While we do not disclose the revenue related to our sustainable finance solutions, this area is becoming a more substantial part of our business. Environmental Finance, an online news an analysis service, recently recognized Sustainalytics as the leading external reviewer of green/social/sustainability bonds with 36.5% market share, representing almost the collective share of our next 4 largest competitors combined (ISS, Cicero, DNV-GL and V.E./Moodys). We believe that our track record, expertise and ESG leadership differentiate us by providing the issuer with a globally consistent standard, ease of process, and confidence in the opinion.

Credit rating agencies like Moody’s Investors Service, S&P Global Ratings, and DBRS Morningstar provide credit ratings for bonds intended to finance sustainable project “green bonds.” The products of Sustainalytics and DBRS Morningstar do not overlap in these efforts, as the focus and meaning of a credit rating assigned by DBRS Morningstar differs from the second party opinion by Sustainalytics. We consider these complementary products for issuers.

13.	M&A/Partnerships: What are your top areas of focus for acquisitions within ESG? How do you envision the roadmap for partnerships (e.g. with Axioma, Aladdin, etc.) vs. acquisitions?

We’ve been working to make our data and research ubiquitous, meaning that clients can consume our content through myriad channels of distribution. This includes platforms like Axioma and Aladdin, which largely serve institutional investors. This approach mirrors Morningstar’s historical relationships with redistributors that also rely on our proprietary data and research to serve their clients.

We leverage partnerships to drive use of our ESG ratings and research by making our data available on platforms where investors work, like Aladdin, Factset, Axioma, Bloomberg, and more. Developing strong partnerships is an integral part of our business strategy. To that point, we look at partnership and acquisition strategies separately. While we do not have an acquisition “wish list”, Morningstar always surveys the landscape for value-creating acquisition opportunities. No doubt, the ESG landscape is flush with interesting companies, including fintechs, climate data and analytics firms, sustainable investing platforms and more. While there are no specific targets in our sights at the moment, we will always consider acquisition opportunities that may arise with an eye toward accelerating our path to ESG leadership.

Morningstar Data

14.	Existing/Future Data sets: Which data sets are missing from Morningstar Data and Direct currently? What have been the most meaningful new/incremental data sets that has contributed to incremental growth in the most recent 3 years?

Morningstar Data

We aim to provide investors with data and insights that match what they hold in their portfolios and that help them meet research and regulatory requirements. Within Morningstar Data’s offerings, we are always on the lookout for data sets that will help us create that holistic view into an investor’s portfolio. Currently, there are regional pockets of data or various other instrument types that are not included in our offerings. Some examples are frontier market equity data, cryptocurrency and retail structured products.

Regulatory datasets, including those used to satisfy MiFID II requirements, have made the most meaningful contribution to Morningstar Data’s revenue growth over the past three years. ESG-related datasets have been the second strongest driver of revenue growth,

Morningstar Direct

More of our clients have been seeking data related to non-registered investment types, such as separate accounts, collective investment trusts, and investment models. We can currently satisfy some of that demand through our existing datasets, but are seeking to expand the breadth and depth of the data available in these asset classes.

Over the past three years, regulatory and ESG-related datasets have also meaningfully driven Morningstar Direct’s revenue growth.

15.	Revenue Mix: What approximate percentage of Morningstar Data’s revenue can be attributable “proprietary” type of data/information that Morningstar has vs. “non-proprietary” data (such as market fundamentals or acquired data sets that others have a copy of)? What is the approximate revenue contribution in 2020 of “Morningstar Essentials” product and how differentiated is this product?

Managed Investment Data, which houses the majority of our proprietary data types, represented the most substantial component of Morningstar Data revenue in 2020. Market Data, which encompasses mainly third-party aggregated market fundamentals and the like, and Equity Data are the other major components. The remainder comes from commodities and energy data, which is also largely third-party aggregated.

Morningstar Essentials is a bundled data package, most frequently used by asset management firms for marketing and advertising purposes, that includes our most iconic and differentiated intellectual property, such as the Morningstar RatingTM and the Morningstar Style Box,TM ESG Globe Ratings, and Morningstar Category level data. Essentials continues to be an important and growing part of our business.

16.	Historical Growth / Drivers: Could you please provide a breakdown of the historical growth drivers for Morningstar Data? How much has come from pricing vs upsells vs new products (like ESG, PitchBook) or other categories, in 2020 and in the past 5 years? How large of a revenue growth contributor to Morningstar Data is Pitchbook’s API data feed?

Demand for Morningstar Data stems from four primary sources: regulation, data science and automation, changing technology platforms, and an evolving investor portfolio. It is difficult to parse our historical revenue growth precisely amongst each of these interrelated factors; however, we’ve noted the following impacts on Morningstar Data’s historical revenue growth from each:

•	Regulatory environment: Regulations such as MiFID II, Regulation Best Interest, Solvency II and FRTB (Full Review of the Trade Book), and PRIPs and KIDs (EMEA reporting requirements) continue to rollout at an accelerated pace, especially in our non-US markets. Delivering datasets to help our clients prepare for, and then comply with regulatory changes has meaningfully contributed to Morningstar Data’s revenue growth over the past five years.

•	Data science and automation: Demand for broad, high quality data sets continues as firms are increasingly looking to create more insight-yielding analytics or streamline manual processes.

•	Technology platforms change GTM strategy: Hand and hand with the rise of data science is the growth of new technology platforms like Amazon Marketplace and Snowflake that are making it easy to warehouse and deliver data and easily build analytic tools on top of the data sets as well.

•	Evolving investor portfolio: Investors are no longer just investing in a stocks and mutual funds. They are using and implementing models, ETFs, increasing usage of income-oriented vehicles, screening on ESG and asking more about their fixed-income exposure.

We do not disclose the effect of pricing or upsells on Morningstar Data’s revenue growth. Also, please note that PitchBook’s API datafeed is included in PitchBook’s revenue, not in Morningstar Data’s revenue. While data feeds is a smaller part of PitchBook’s overall revenue today, this is an important and fast-growing part of the client offering.

17.	Customer base: Who are your core users for Morningstar Data? What is your current penetration of the institutional asset allocators?

Clients that prefer to consume data from the source rather than through a platform typically have the in-house resources and tools to be able to analyze, display, or utilize the data however they want. As such, Morningstar Data clients are typically larger, enterprise-level retail wealth managers, or data redistributors that serve the entire financial services industry as intermediaries. It should be noted, too, that most of these firms also are Direct users, illustrating that there can be multiple use cases for our solutions within even one firm. We do some business with institutional asset allocators, meaning specifically asset owners, consultants and professional portfolio managers, but not to a meaningful degree. Our Sustainalytics, DBRS Morningstar, and PitchBook data and research feeds (which are not reported through the Morningstar Data revenue line) are much more heavily tilted towards the institutional asset allocation space.

18.	Data Quality / International Data teams: Could you please walk through the strategy for your international data collection team(s)? How much of your data is automated scraping vs. manually scrubbed – how difficult is it for competitors to replicate this strategy?

We employ a global, 24/5 operating model for our data collection, processing, and support teams. We actively pursue continuous improvement of our collection processes, which supports investment in automation. For example, our “Data Next Gen” initiative covers several pillars:

•	R&D: this includes new toolkits leveraging technologies ranging in sophistication and suitability for data extraction, such as supervised and unsupervised machine learning, artificial intelligence (AI), robotic process automation (RPA), document classification, data point classification, automated extraction, and outlier detection.

•	Upskilling: this includes training our data analysts in artificial intelligence, automation techniques, and the application of machine learning models within daily workflows.

•	Automated Document-based Data Collection: this includes extracting data from documents such as prospectuses and factsheets. The maturity level of our automation program allows for new data sets to be collected in a fully-automated fashion, with experienced analysts monitoring processes and performing quality assurance (e.g.: ESG SFDR, fund attribute tagging, industry segment metrics).

•	PDF Processing: this includes in-house breakthrough technology on document conversion, creating structured data from unstructured documents (patent application pending).

Morningstar Direct

19.	Historical Growth / Drivers: Could you please provide a breakdown of the historical growth drivers for Morningstar Direct? How much has come from registered investment advisors (RIAs), pricing, international expansion, or other categories (i.e. ETF expansion), in 2020 and in the past 5 years? What has driven the recent Morningstar Direct deceleration in license growth in 2020? What are the main factors that would lead to an improvement in license growth rate in 2021+?

We do not disclose the effect of pricing or other components on Morningstar Direct’s revenue growth. However, growth has recently come from a combination of new clients and expansion of seats and price increases at existing clients. We believe the following are areas of future potential growth for Morningstar Direct:

•	Data breadth and interactivity: Investors demand expanded capabilities such as Reporting Solutions, ESG & Fixed Income data and advanced analytics that drive access to new and existing datasets.

•	Shift to model portfolios: Asset Managers and large Broker-dealers have adopted model portfolios as best-in-class portfolio construction, while advisors have embraced models to achieve scale and focus on practice management.

•	Demand for alternative investment vehicles: The industry is creating portfolios that reflect investors’ goals and preferences, across diverse investment vehicles. Morningstar’s investment in new sources of data and research, particularly Fixed Income, ESG and Model Portfolios, enables us to extend our market-leading position with traditional mutual funds into multi-asset portfolio construction, analysis and research in Wealth Management firms, who are looking for alternative investment vehicles.

•	Rise of ESG investing: Asset managers are using data and tools to illustrate how to best shift a portfolio to become ESG-aligned. In a 2019 Pensions & Investments survey of 89 asset owners, 45% reported ESG is fully/significantly integrated across their portfolios; 39% plan to increase. They highlighted the major issues they face are “lack of quality data” and “confusion over industry terminology.” There is opportunity to establish clarity and standardization on ESG definitions and data points, and to incorporate these data points into investor workflows.

At Morningstar Direct, even though we’ve seen consistency in new customer acquisition rates in recent years, we’ve experienced some pressure on license renewals as we work through evolving our legacy desktop-based product toward a flexible framework that enables the delivery of modern web components to both the desktop and web-versions of Direct. For smaller Wealth Management firms with three seats or less, price structure and competition on the Advisor’s desktop to complete specific workflows that are not currently offered in Direct result in a gap of product market fit. Across segments, we’re being challenged at times of large renewals by firms looking to cut expenses given the uncertain operating environment clients find themselves in, especially in the case of asset managers where consolidation and fee pressures exist.

That said, we believe that new ways of working are changing how asset and wealth managers ingest and utilize data, which in turn are establishing new expectations of service and value from our clients. New customer acquisition and client retention ultimately depend on our ability to streamline our clients’ workflows. Asset management firms continue to look for ways to incorporate ESG and regulatory requirements into their product creation, monitoring, distribution, and advice workflows. Asset managers also increasingly ask for the capability of pulling their proprietary data and other third-party data into Morningstar Direct for custom analysis purposes. For wealth managers, the proliferation of available investment options increases their need for data, ratings and competitive intelligence to cover a diverse investment universe. As such, we have been working on delivering enhanced capabilities to meet rising demand for ESG data, model portfolios, investment strategies and other investment vehicles.

20.	Competition: In which product areas does Morningstar Direct overlap or compete with Factset and Bloomberg? What specialized data/ content does Morningstar have that Factset and Bloomberg do not have? What makes Morningstar’s distribution agnostic strategy an advantage (i.e. vs. Bloomberg’s closed system)?

Morningstar has always taken the approach that the data, research, ratings and other content that we provide investors can and should be consumed however our clients want to consume it. Clients can license data from us through Morningstar Data, or they can view and analyze that data through one of our proprietary platforms like Morningstar Direct. Factset and Bloomberg are indeed competitors, but they also redistribute some of our proprietary data to their clients and pay us to use it in their products. We have the ability to extract value from our offerings no matter the distribution channel, which underscores the need we ultimately fill in the value chain.

We overlap with Factset and Bloomberg in certain areas such as portfolio analytics, ETF data, fundamental equity data, base fixed income data, and risk analyses. From a platform standpoint, however, Morningstar Direct stands out with Presentation Studio, which is a dynamic report creation tool that allows users to package our proprietary data into proposals and other deliverables for clients.

21.	Margins: How do Morningstar Direct margins compare with Morningstar Data? Are they comparable? Where are you investing ahead of anticipated growth for Morningstar Direct?

We do not disclose product-level margins but have stated in the past that our license-based products, in aggregate, have margins that are higher than the corporate average. Morningstar Data and Morningstar Direct, in particular, enjoy some of the highest margins across our portfolio due to the scalable nature of both of these product areas. That said, we do continue to invest for growth in both of these products.

Morningstar Direct, in particular, is focused on:

•	Developing enhanced tools that match investment selections per client at a deeper level at scale. This requires robust data, research and ratings, along with access to a product shelf that includes ETFs, model portfolios, strategies, and CITs – it’s not just about mutual funds anymore!

•	Adding enhanced data and workflows which include analytics for all levels – firm, fund, and company – as well as new reports on user objects such as client portfolios and model portfolios.

•	Incorporating all of Morningstar’s ESG data, IP and research into current workflows.

•	Identifying and building new workflows that provide tools to incorporate sustainable investing into all portfolio types.

•	Providing data researchers/scientists with the ability to perform flexible, customized analytics through Morningstar Direct. These capabilities also allow us to deploy new analytics and content to our users faster by publishing the work Morningstar analysts have done for clients to immediately replicate and build upon.

22.	Client stickiness/switching: Could you describe the migration process for clients off the Morningstar Direct platform? How difficult is it for clients to disaggregate Morningstar data from their processes once integrated? When clients leave Morningstar’s Data or Direct platform(s), where do they typically switch to and why do they leave? How long does it take for a client to typically leave the platform (migration off) and what does it cost the client ($, time, etc.)? Why did Morningstar shift from a desktop to a cloud offering?

The intellectual property that Morningstar offers through Morningstar Direct, as well as the platform’s robust reporting solutions, are embedded in investment product manufacturing, distribution, commercialization and advisory workflows. Our IP is also embedded in the clients’ investment policies and compliance regimens. As such, we believe that losing access to our IP is as much a source of the stickiness as the technical consequences of switching. Because users have stored their investment lists, screens, proprietary data, model portfolios and reporting templates in Morningstar Direct for years, it can be difficult and costly to migrate to a competitor.

Churn in our core client base is more frequently due to consolidation or restructuring at our clients’ firms and less so because of competitive dynamics, although that does happen from time to time. Generally speaking, however, the stickiness of our business model does have a protective effect against competition.

We decided to evolve the Morningstar Direct framework to the cloud to provide us and our clients with increased flexibility. Morningstar would be able to deliver enhancements to the products on a more frequent, more efficient basis, while our clients would be able to access our content anytime, anywhere.

23.	Shift from Active to Passive: To what extent has passive investments impacted the Data and the Direct businesses? What pieces of Morningstar Direct & Morningstar data are to active managers vs. passive ETF providers (i.e. Vanguard, Blackrock iShares, VanEck, etc.) and what is most “at risk” if greater flows shift from actively managed to passive ETFs?

Whether active or passive, Morningstar’s data and IP provide ways to measure, communicate and evaluate the merits of managed investments in consistent and meaningful ways across strategies. For example, we may see more ETFs in portfolio construction than we have in the past, but those portfolios still need to be analyzed. As such, the passive managers listed also happen to be some of our biggest clients.

Operating Margin

24.	Which areas of the business is Morningstar management investing “ahead of the curve”? When do you expect to reach corporate average margins for each of these investment areas?

We don’t disclose margins by product area or provide margin forecasts; however, it’s fair to say that we generally invest “ahead of the curve” for those areas where investors will need the most help as their portfolios evolve. For some time, we’ve referred to our “key growth areas” as products that we believe have the potential to generate outsized growth, which includes PitchBook, DBRS Morningstar, Morningstar Data, Morningstar Direct, Investment Management, and Workplace Solutions. We’re fortunate that these product areas represent nearly 70% of our revenue, which indicates that we have ample opportunity for growth, provided that we continue to support our ability to produce differentiated IP. Other fast-growing areas where we are heavily investing to drive growth include Indexes and Sustainalytics. With Sustainalytics a part of our portfolio now, we also intend to invest in our ability to provide ESG-enabled solutions across our portfolio, as we believe this will be an important component of our ability to empower investor success.

25.	If your current strategic plans are successful, what would you expect your business mix to look like in 5 years (by segment or by product line)? Which segments or business lines should we suspect would be substantially smaller than the current mix today (due to growth in faster growing business lines or segments)? How do you expect that future business mix to impact the long-term margin profile of Morningstar overall?

We’ve centered our efforts on continuing to support the development of differentiated products and solutions, investing for scale in multiple areas of our business, and expanding our leadership position in ESG across the portfolio. Although acquisitions like DBRS have had impact on revenue mix, you’ll notice that the majority of our revenue has always been driven by the license-based areas of our business, and that the mix between license-based, asset-based, and transaction-based has remained relatively stable. We have attractive growth opportunities across our portfolio but would expect our licensed based areas to continue to be the largest component of our revenue for the foreseeable future. Furthermore, we do not expect the primary driver of change in our margin profile to come from mix shift; rather, we’d expect to see our margins improve over time as we scale and benefit from operating leverage.

Acquisitions

26.	What areas are of greatest interest to management in terms of M&A/acquisitions? How do you prioritize your pipeline for M&A?

While we don’t comment on our plans for future M&A, in the past we have made acquisitions to enhance our capabilities, particularly from a technology perspective, or to support growth in areas of the business where we see outsized potential. DBRS is a clear example of an investment we made to improve our scale and growth opportunity in the attractive credit ratings market, and our acquisition of Sustainalytics supports ESG-related product development across the firm. Also, our 2020 acquisitions of AdviserLogic and PlanPlus will help us grow the solution set we have available in financial planning.

We have an established process to identify, evaluate, and prioritize acquisition opportunities. Our decisions are based on many factors with financial returns, and strategic and cultural fit being critical. Importantly, our focus on organic growth means that we don’t prioritize acquisitions for the sake of activity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: June 11, 2021	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer